EXHIBIT 99.1

NEWS RELEASE

RANGE REPORTS RECORD PRODUCTION, REVENUES, CASH FLOW AND EARNINGS

FORT WORTH, TEXAS, APRIL 27, 2005...RANGE RESOURCES CORPORATION (NYSE: RRC) today announced first quarter results. Record highs were achieved in production, revenues, cash flow and net income. Production reached 228.8 Mmcfe per day, a 29% increase over the prior year period. Revenues totaled $108.0 million, a 70% increase over the prior year. Cash flow from operations before changes in working capital, a non-GAAP measure, increased 72% to $72.6 million. Net income jumped 274% to $22.0 million, while diluted earnings per share rose 160% to $0.26. First quarter 2005 net income included a $4.1 million non-cash deferred compensation expense and $308,000 of non-cash hedging gains. Excluding these items, net income would have been $24.5 million or $0.31 per share ($0.28 fully diluted). (See accompanying table for calculation of these non-GAAP measures.)

Oil and gas revenues totaled $107.4 million, 64% higher than the prior year due to a 29% increase in both production and realized prices. Production totaled 228.8 Mmcfe per day, comprised of 164.8 Mmcf of gas (72%) and 10,667 barrels of oil and liquids. Wellhead prices, after adjustment for hedging, averaged $5.22 per mcfe, a $1.17 increase over the prior year period. The average gas price rose 24% to $5.13 per mcf, as the average oil price rose 49% to $36.23 a barrel. Operating expenses per mcfe increased $0.10 to $0.72 per mcfe due to higher oilfield costs and workovers, but compared to fourth quarter 2004, operating expenses per mcfe increased $0.05 primarily due to production enhancing workovers. Production taxes per mcfe rose $0.02 due to higher prices. Exploration costs per mcfe decreased $0.06, while general and administrative expense per mcfe increased $0.05 due to higher personnel costs associated with acquisitions completed in 2004. Interest expense increased from $0.26 per mcfe in 2004 to $0.42 per mcfe in 2005 as a result of higher debt balances due to acquisitions and higher interest rates. Depletion, depreciation and amortization per mcfe increased 5% to $1.45 per mcfe.

First quarter development and exploration expenditures totaled $54 million, funding the drilling of 135 (95 net) wells and 23 (20 net) recompletions. All but 3 (2 net) of the wells proved productive. By quarter end, 71 (41 net) of the wells had been placed on production, with the remainder in various stages of completion or waiting on pipeline connection. First quarter capital expenditures were funded by internal cash flow. Excess cash flow was used to reduce debt by $11 million.

Drilling activity in the second quarter remains high with 20 rigs currently running. For the year, Range anticipates drilling 806 (595 net) wells and undertaking 75 (53 net) recompletions. This reflects a net increase of 19 wells over the original 2005 budget relating to additional coal bed methane drilling. During the first quarter, Range also continued to expand several of its key drilling areas and emerging plays. In Appalachia, the Company increased its interest from 30% to 58% and assumed operatorship of the 117,000 acre northern Pennsylvania, Trenton Black River play. The first of three test wells on this acreage is anticipated to spud on or about July 1. In the shale plays, the Company’s leasehold position has risen to 16,000 acres in Texas, while in Pennsylvania additional drilling should commence in sixty days on its 38,000 acre leasehold position. In western Oklahoma, over 150 potential leads have been identified and drilling has commenced on the roughly 70,000 acres acquired last year. With regard to the coal bed methane plays, which currently encompass approximately 320,000 acres, much has transpired so far in 2005. At the Nora Field, 45 wells have already been drilled out of the 150 wells budgeted for the year. At the Haysi Field, initial drilling results indicate significant potential creating the opportunity to add an additional 15 wells to this year’s drilling program.

Commenting, John H. Pinkerton, the Company’s President, said, “Our solid first quarter operating and financial performance clearly reflects the positive impact of our recent drilling results and the successful integration of the acquisitions completed in the second half of last year. These results set the stage for what we believe will be an outstanding year in 2005. The 800+ well drilling program is anticipated to steadily increase production throughout the year. Given our excellent start, we fully expect to achieve our 20% production growth target that we established at the beginning of the year. With our current inventory of over 5,000 drilling locations coupled with our emerging plays and 2.6 million acre leasehold position, Range is well positioned to profitably grow production and reserves in the years to come.”

The Company will host a conference call on Thursday, April 28 at 2:00 p.m. ET to review these results. To participate in the call, please dial 877-207-5526 and ask for the Range Resources first quarter financial results conference call. A replay of the call will be available through May 5 at 800-642-1687. The conference ID for the replay is 5585830.

A simultaneous webcast of the call may be accessed over the Internet at www.rangeresources.com or www.vcall.com. To listen, please go to either website in time to register and install any necessary software. The webcast will be archived for replay on the Company’s website for 15 days.

Non-GAAP Financial Measures:

Earnings for first quarter 2004 include ineffective hedging gains of $308,000 and a non-cash deferred compensation expense of $4.1 million. Excluding such items, income before income taxes would have been $38.9 million, a 148% increase from the prior year. Adjusting for the after-tax effect of these items the Company’s earnings would have been $24.5 million or $0.31 per share ($0.28 fully diluted). If similar items were excluded, 2004 earnings would have been $9.9 million or $0.17 per share ($0.16 per diluted share). In 2004, results were impacted by a net $755,000 ineffective hedging loss and a $4.4 million deferred compensation expense. (See reconciliation of non-GAAP earnings in the accompanying table.) The Company believes results excluding these items are more comparable to estimates provided by security analysts and, therefore, are useful in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.

Cash flow from operations before changes in working capital as defined in this release represents net cash provided by operations before changes in working capital and exploration expense adjusted for certain non-cash compensation items. Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt. Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry. In turn, many investors use this published research in making investment decisions. Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operations, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity. A table is included which reconciles net cash provided by operations to Cash flow from operations before changes in working capital as used in this release. On its website, the Company provides additional comparative information on prior periods.

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Southwestern, Appalachian and Gulf Coast regions of the United States.

Except for historical information, statements made in this release, including those relating to significant potential, future earnings, cash flow, capital expenditures and production growth are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2005-15

Contacts:		Rodney Waller, Senior Vice President

Karen Giles
(817) 870-2601
www.rangeresources.com

RANGE RESOURCES CORPORATION

STATEMENTS OF INCOME
(Unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2005	2004

Revenues
Oil and gas sales	$107,415	$65,368
Transportation and processing	528	467
Ineffective hedging gain (loss) (a)	125	(1,554)
Other (b)	(108)	(748)

	107,960	63,533	+70%

Expenses
Direct operating	14,808	9,995
Production and ad valorem taxes	5,755	4,250
Exploration	3,271	3,567
General and administrative	6,603	4,436
Non-cash deferred compensation expense (c)	4,067	4,385
Interest	8,584	4,145
Depletion, depreciation and amortization	29,762	22,248

	72,850	53,026	+37%

Income before income taxes	35,110	10,507	+234%

Income taxes (benefit)
Current	—	—
Deferred	13,107	3,887

	13,107	3,887

Net income	22,003	6,620	+232%

Preferred dividends	—	(738)

Net income available to common shareholders	$22,003	$5,882	+274%

Net income per common share — basic	$0.28	$0.11	+155%

Net income per common share — diluted	$0.26	$0.10	+160%

Weighted average shares outstanding, as reported
Basic	79,912	54,974	+45%
Diluted	83,067	57,738	+44%

(a)	Included in Other revenues in 10-Q.

(b)	Includes net losses from IPF of $274 and $667 for three months ended March 31, 2005 and 2004, respectively.

(c)	Included in General and administrative expenses in 10-Q. It is based upon increases in Company’s stock price between periods.

RANGE RESOURCES CORPORATION

OPERATING HIGHLIGHTS
(Unaudited)

	Three Months Ended March 31,
	2005	2004

Average Daily Production
Oil (bbl)	7,901	6,009	+31%
Natural gas liquids (bbl)	2,766	2,539	+9%
Gas (mcf)	164,825	126,115	+31%
Equivalents (mcfe) (a)	228,827	177,402	+29%

Prices Realized
Oil (bbl)	$36.23	$24.38	+49%
Natural gas liquids (bbl)	$22.45	$18.99	+18%
Gas (mcf)	$5.13	$4.15	+24%
Equivalents (mcfe) (a)	$5.22	$4.05	+29%

Operating Costs per mcfe
Field expenses	$0.67	$0.58	+16%
Workovers	$0.05	$0.04	+25%

Total Operating Costs	$0.72	$0.62	+16%

SUMMARY BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2005	2004
	(Unaudited)
Assets
Current assets	$91,116	$110,026
Current deferred tax asset	43,702	26,310
Oil and gas properties	1,421,456	1,402,359
Transportation and field assets	37,372	37,282
Unrealized hedging gain and other	23,508	19,429

	$1,617,154	$1,595,406

Liabilities and Stockholders’ Equity
Current liabilities	$84,281	$109,335
Current asset retirement obligation	5,299	6,822
Current unrealized hedging loss	116,000	61,005

Bank debt	262,900	423,900
Subordinated notes	346,727	196,656

Total long-term debt	609,627	620,556

Deferred taxes	119,109	117,713
Unrealized hedging loss	30,517	10,926
Deferred compensation liability	43,790	38,799
Long-term asset retirement obligation	64,436	63,910

Common stock and retained deficit	644,381	619,084
Stock in deferred compensation plan	(9,794)	(9,443)
Other comprehensive loss	(90,492)	(43,301)

Total stockholders’ equity	544,095	566,340

	$1,617,154	$1,595,406

RANGE RESOURCES CORPORATION

CASH FLOWS FROM OPERATIONS
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2005	2004
Net income	$22,003	$6,620
Adjustments to reconcile net income to net cash provided by operations:
Deferred income tax expense	13,107	3,887
Depletion, depreciation and amortization	29,762	22,248
Exploration expense	483	1,219
Unrealized hedging (gain) loss	(308)	755
Adjustment to IPF valuation allowance and allowance for bad debts	225	529
Amortization of deferred issuance costs	437	204
Deferred compensation adjustment	4,469	4,558
(Gain) loss on sale of assets and other	8	193

Changes in working capital:
Accounts receivable	17,728	2,964
Inventory and other	(517)	(6,444)
Accounts payable	(13,668)	(2,242)
Accrued liabilities	(8,387)	(2,269)

Net changes in working capital	(4,844)	(7,991)

Net cash provided by operations	$65,342	$32,222

RECONCILIATION OF CASH FLOWS
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004
Net cash provided by operations	$65,342	$32,222

Net change in working capital	4,844	7,991

Exploration expense	2,788	2,348

Other	(401)	(365)

Cash flow from operations before changes in working capital, non-GAAP measure	$72,573	$42,196

WEIGHTED AVERAGE SHARES OUTSTANDING
(Unaudited, in thousands)

	Three Months Ended
	March 31,
	2005	2004
Basic:
Weighted average shares outstanding	81,353	56,646
Stock held by deferred compensation plan	(1,441)	(1,672)

	79,912	54,974

Diluted:
Weighted average shares outstanding	81,353	56,646
Dilutive stock options under treasury method	1,714	1,092

	83,067	57,738

RANGE RESOURCES CORPORATION

RECONCILATION OF NET INCOME BEFORE INCOME TAXES
AS REPORTED TO NET INCOME BEFORE INCOME TAXES
EXCLUDING CERTAIN NON-CASH ITEMS
(Unaudited, in thousands, except per share data)

	Three Months Ended
	March 31,
	2005	2004

Income before income taxes as reported	$35,110	$10,507	+234%
Adjustment for certain non-cash items
(Gain) loss on sale of properties	9	1
Ineffective commodity hedging (gain) loss	(125)	1,554
Amortization of ineffective interest hedging (gain) loss	(183)	(799)
Deferred compensation adjustment	4,067	4,385

Income before income taxes as adjusted	38,878	15,648	+148%

Income taxes (benefit) adjusted
Current	—	—
Deferred	14,385	5,790

Net income excluding certain items a non-GAAP measure	$24,493	$9,858	+148%

Non-GAAP earnings per share
Basic	$0.31	$0.17	+82%

Diluted	$0.28	$0.16	+75%

HEDGING POSITION
As of April 25, 2005 (Unaudited)

		Gas		Oil		NGLs
		Volume	Average	Volume	Average	Volume	Average
		Hedged	Hedge	Hedged	Hedged	Hedged	Hedged
		(MMBtu/d)	Prices	(Bbl/d)	Prices	(Bbl/d)	Prices
2Q — 4Q 2005	Swaps	44,841	$4.16	1,145	$26.84	658	$19.20
2Q — 4Q 2005	Collars	69,505	$5.20 - $6.96	4,415	$29.84 - $37.05	—	—

Calendar 2006	Swaps	3,288	$4.85	400	$35.00	—	—
Calendar 2006	Collars	51,363	$5.41 - $7.42	4,864	$35.22 - $43.62	—	—